Exhibit 99.09

CONSENT OF PERSON NAMED AS ABOUT TO BECOME A DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4, to which this consent is an exhibit, filed by FNB United Corp. (the “Company”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Company upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of April 26, 2011, as amended June 16, 2011, by and among the Company, Gamma Merger Corporation and Bank of Granite Corporation), and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Robert L. Reid
Robert L. Reid